Exhibit 99.1

COMPANY CONTACT:	Investor Relations Contact:
Tony M. Shelby, Chief Financial Officer	Linda Latman (212) 836-9609
(405) 235-4546	Lena Cati (212) 836-9611
The Equity Group Inc.

LSB INDUSTRIES, INC. REPORTS THAT ITS EL DORADO CHEMICAL

FACILITY SUFFERS DAMAGE AND HAD TO CEASE PRODUCTION AT THIS FACILITY

Oklahoma City, Oklahoma – May 15, 2012 – LSB Industries, Inc. (the “Company”) (NYSE: LXU) today announced that its El Dorado, AR Chemical Company subsidiary’s facility (“El Dorado Facility”) suffered significant damage to its DSN concentrated nitric acid plant and surrounding equipment early this morning when a reactor at that plant exploded. Fortunately, none of our employees or anyone in the El Dorado community was injured, and we believe there was no environmental release. The Company is determining the cause of the event and the extent of the damages. The Company does not have an estimate on the extent of the damages or the repair time, but at this time the El Dorado Facility is out of operation due to the damage, and it is unknown at this time how long the El Dorado Facility will be out of production. The Company has notified its insurer of this event. The Company’s insurance policy, which provides replacement cost coverage, has a $1 million deductible for property damage. The Company’s business interruption insurance covering certain lost profits and extra expense has a 30 day waiting period. The Company will issue further communication about this event as warranted.

The Company will conduct a conference call at 4:15 pm ET/3:15 pm CT to address the situation. The dial in number is 201-493-6749. The conference call will also be webcast at the Company’s website at www.lsb-okc.com.

LSB is a manufacturing and marketing company. LSB’s principal business activities consist of the manufacture and sale of commercial and residential climate control products, such as geothermal and water source heat pumps, hydronic fan coils and modular geothermal chillers, and large custom air handlers; and the manufacture and sale of chemical products for the agricultural, mining, and industrial markets.